Exhibit 10.2

Security Agreement

SECURITY AGREEMENT dated as of December 14, 2023 (this “Agreement”), between SENTINUM, INC., a Nevada corporation (“Grantor”), and JGB COLLATERAL LLC, as administrative agent and collateral agent for the lenders referred to below (“Collateral Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement (as defined below) and used herein shall have the meanings assigned to such terms in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, the Grantor is entering into that certain Loan and Guaranty Agreement, dated as of the date hereof, by and among the Grantor, AULT & COMPANY, INC., a Delaware corporation, BNI MONTANA, LLC, a Delaware limited liability company, AULT ALLIANCE, INC., a Delaware corporation, Milton “Todd” Ault, III, a natural person, AULT AVIATION, LLC, a Nevada limited liability company, THIRD AVENUE APARTMENTS LLC, a Delaware limited liability company, AULT LENDING, LLC, a California limited liability company, ALLIANCE CLOUD SERVICES, LLC, a Delaware limited liability company, AULT GLOBAL REAL ESTATE EQUITIES, INC., a Nevada corporation, the lenders from time-to-time parties thereto (the “Lenders”) and the Collateral Agent (as amended, restated, supplemented, replaced, increased, refinanced or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, the Mining Equipment (as defined below) is located at (i) the facility owned by Alliance Cloud Services, LLC in Michigan, (ii) the facility operated by BNI Montana, LLC in Montana, or (iii) the facilities operated by Core Scientific, Inc. in Denton, Texas and Calvert City, Kentucky (collectively, the “Hosting Location”); and

WHEREAS, it is a condition precedent to the obligations of the Lenders and the Collateral Agent under the Loan Documents that the Grantor is required to enter into this Agreement, pursuant to which the Grantor shall grant Liens on all the Collateral (as defined below) to the Collateral Agent, on behalf of the Secured Parties, to secure their respective Obligations;

NOW, THEREFORE, in consideration of the premises and to induce the Collateral Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Grantor thereunder, the Grantor hereby agrees with the Collateral Agent, for the ratable benefit of the Secured Parties, as follows:

1.	Obligation to Pay. Grantor, concurrently with the execution and delivery of this Agreement, is borrowing $38,918,919 from Secured Parties under the terms and conditions of the Credit Agreement.

2.	Collateral. Grantor desires to enter into this Agreement for the purpose of creating a security interest in favor of Secured Party, its successors, and assigns, in: (i) (x) nineteen thousand two hundred twenty-six (19,226) Antminers and (y) four hundred and seventy-two (472) Transformers and related assets, including all additions, replacements of and substitutions for all or any part of the foregoing property in each of (x) and (y) (the “Mining Equipment”); (ii) all digital currency mined or otherwise generated by, or in connection with, the Mining Equipment from time to time (the “Mined Digital Currency”), (iii) all ownership and other equity interests in Alliance Cloud Services, LLC (the “Pledged Interest”), (iv) all records and data and embedded software relating to the Mining Equipment, Mined Digital Currency and Pledged Interest; and (v) all Proceeds of the foregoing (collectively, the “Collateral”).

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The term “Proceeds” includes proceeds of insurance policies insuring the Collateral against loss by theft, casualty or otherwise, and all cash or non-cash proceeds and receivables arising from the sale or transfer of such property.

All tangible Collateral are now, or will be upon delivery, be located at the Hosting Location. The serial numbers of the Mining Equipment shall be set forth on Exhibit A hereto, which may be amended from time to time by the Grantor upon written notice to the Collateral Agent.

3.	Creation of Security Interest. Grantor, in order to secure (a) payment of the debt evidenced by the Credit Agreement, including renewals and extensions thereof; (b) all costs and expenses incurred in collection of the Obligations; and (c) all future advances made by Secured Parties for taxes, levies, insurance, and repairs to or maintenance of the Collateral, hereby grants to the Collateral Agent a security interest in the Collateral.

Until an Event of Default under the Credit Agreement or this Agreement, Grantor shall be entitled to the possession of all Collateral and to use and enjoy the Collateral.

4.	Grantor’s Warranties and Agreements. Grantor warrants and agrees that:

(a)	Title. The Collateral is owned by Grantor and is not subject to any Liens other than Permitted Liens, and Grantor will defend the Collateral against the claims and demands for all Persons.

(b)	Transfer. Except as set forth in the Credit Agreement or pursuant to Section 6(f) of this Agreement, Grantor will not sell, lease, encumber or pledge any Collateral, create any Lien, or otherwise dispose of the Collateral or any of Grantor’s rights therein or under this Agreement without Collateral Agent’s prior written consent.

(c)	Maintenance, Taxes. Grantor will maintain the Collateral in good condition and repair, reasonable wear and tear excepted, and will pay and discharge all taxes, levies, and other impositions levied on the Collateral as well as the cost of repairs to or maintenance of the same; if Grantor fails to pay such sums, the Collateral Agent may do so for Grantor’s account adding the amount to the Obligations.

(d)	Insurance. The Grantor will insure the Collateral against such risks and casualties and in such amounts as reasonably required by the Collateral Agent. All insurance policies shall be written for the benefit of Grantor and the Collateral Agent on behalf of the Secured Parties as their interests may appear, and such policies or certificates evidencing the same shall be furnished to Collateral Agent. If Grantor fails to pay the premium on any such insurance, Collateral Agent may do so for Grantor’s account adding the amount thereof to the Obligations. Grantor assigns to Collateral Agent any return or unearned premiums which may be due upon cancellation of any such policies for any reason whatsoever and all proceeds of such policies and directs the insurers to pay Collateral Agent any amounts so due. Collateral Agent is hereby appointed Grantor’s attorney-in-fact to endorse any draft or check which may be payable to Grantor in order to collect any return or unearned premiums or the proceeds of such insurance. Any balance of insurance proceeds remaining after payment in full of all amounts secured hereunder shall be paid to Grantor.

(e)	Location. Grantor will not permit any of the Mining Equipment to be removed from the Host Location without Collateral Agent’s prior written consent, which will not be unreasonably withheld, and will permit Collateral Agent to inspect the Mining Equipment at any reasonable time upon reasonable advance notice.

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(f)	Liens. Grantor will not permit any other security interest to attach to any of the Collateral, permit the Collateral to be levied upon under any legal process, or permit anything to be done that may impair the value of any of the Collateral or the security intended to be afforded by this Agreement.

(g)	Filings. Grantor will pay all costs of filing any financing, continuation, or termination statements with respect to the security interest created by this Agreement. Collateral Agent is hereby appointed Grantor’s attorney-in-fact to do all acts and things which Collateral Agent deems necessary to perfect and continue perfected the security interest created by this Agreement and to protect the Collateral. A photographic or other reproduction of this Agreement, or any financing statement signed by Grantor, is sufficient as a financing statement. Upon the date on which all of the Obligations have been indefeasibly paid in full, the Collateral Agent will promptly (within one (1) Business Day) execute and file termination statements under the UCC and provide Grantor evidence of such termination.

(h)	Place of Business. Grantor will promptly notify Collateral Agent of any change in the location of any place of business and residence and of the establishment of any new place of business and residence. Grantor will promptly notify Collateral Agent of any change in the Host Location.

(i)	Use. Grantor will use the Mining Equipment exclusively as equipment to mine (a) Bitcoin (BTC) or other digital currency or cryptocurrency arising therefrom due to a permanent divergence in the blockchain (a “Hard Fork”), a distribution of a new token as a result of the ownership of a pre-existing token (an “Airdrop”) or otherwise, (b) Stablecoin or (c) if the parties agree, Bitcoin Cash (BCH), Ethereum (ETH), Ethereum Classic (ETC), Litecoin (LTC), and other digital currency or cryptocurrency arising therefrom due to Hard Fork, Airdrop or otherwise unless Collateral Agent gives its written consent to another use.

(j)	Personal Property. Grantor acknowledges that the tangible Collateral is and shall remain personal and movable property and shall take such steps as may be requested by Collateral Agent to prevent any person from acquiring any rights in any Collateral by reason of the Collateral being claimed or deemed to be real property or part thereof. Except as done in the ordinary course of business, Grantor shall not affix the Collateral to real or immovable property nor to any goods, chattels or movable property not otherwise financed hereunder without the prior written consent of Collateral Agent.

(k)	Overclocking. Grantor shall not, nor shall it permit any Subsidiary to, directly or indirectly, intentionally or knowingly use the Collateral in a manner that will result in the clock rate of the Collateral materially exceeding the clock rate pre-set in the Collateral by the manufacturer, without the express prior written consent of Collateral Agent.

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(l)	Pledge of Pledged Interests. Grantor hereby pledges, assigns and grants to Collateral Agent a security interest in all the Pledged Interest in which Grantor has any interest together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. On the Closing Date, the certificate or certificates for such Pledged Interest (if any), to the extent certificated, will be delivered to Collateral Agent, accompanied by a stock power or other appropriate instrument of assignment duly executed in blank. To the extent required by the terms and conditions governing the Pledged Interest in which Grantor has an interest, Grantor shall cause the books of each Person whose Pledged Interest are part of the Collateral and any transfer agent to reflect the pledge of the Pledged Interest. Upon the occurrence and during the continuance of an Event of Default hereunder, Collateral Agent may effect the transfer of any securities included in the Collateral (including but not limited to the Pledged Interest) into the name of Collateral Agent and cause new certificates representing such securities to be issued in the name of Collateral Agent or its transferee. Grantor will execute and deliver such documents, and take or cause to be taken such actions, as Collateral Agent may reasonably request to perfect or continue the perfection of Collateral Agent’s security interest in the Pledged Interest. Unless an Event of Default shall have occurred and be continuing, Grantor shall be entitled to exercise any voting rights with respect to the Pledged Interest in which it has an interest and to give consents, waivers and ratifications in respect thereof, provided that after notice from Collateral Agent following an Event of Default or if Grantor has commenced an Insolvency Proceeding, Grantor’s rights to exercise voting rights with respect to such Pledged Interest shall be automatically terminated, and in any event, no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of the Loan Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and during the continuance of an Event of Default.

(m)	Wallets. Grantor shall use its commercially reasonable efforts, subject to audit and other regulatory compliance, to (i) maintain all Mined Digital Currency in a Wallet (as defined herein) in the custody and control of a Person that is not a Loan Party or a Subsidiary or an Affiliate of a Loan Party and (ii) to cause such Person, not later than 45 days after the date of this Agreement, to authenticate a writing whereby it acknowledges that it has custody and control of such Mined Digital Currency and Wallet for the benefit of the Collateral Agent, and agrees that it shall comply with all instructions of the Collateral without further consent of Grantor and shall subordinate any lien it may have in the Mined Digital Currency to the Collateral Agent’s security interest therein. Such Wallet shall at all times be subject to a Wallet Security Agreement (as defined herein) in favor of Collateral Agent. For purposes hereof, “Wallet” means the location, wallet, address, securities account or storage device designated by Grantor in a written notice given to Collateral Agent as the location at which Mined Digital Currency is located and “Wallet Security Agreement” means any access, control or other acknowledgment agreement that may from time to time be entered into among Collateral Agent, the Grantor and the custodian having custody and control of a Wallet, which shall be in form and substance reasonably acceptable to the Collateral Agent.

(n)	Further Assurances. Grantor shall, at Collateral Agent’s reasonable request, at any time and from time to time, authenticate, execute and deliver to Collateral Agent such financing statements, documents and other agreements and instruments (and pay the cost of filing or recording the same in all public offices deemed necessary or desirable by Collateral Agent) and do such other acts and things or cause third parties to do such other acts and things as Collateral Agent may reasonably deem necessary or desirable in its sole discretion in order to establish and maintain a valid, attached and perfected security interest in the Collateral in favor of Collateral Agent (free and clear of all other liens, claims, encumbrances and rights of third parties whatsoever, whether voluntarily or involuntarily created) to secure payment of the Obligations, and in order to facilitate the collection of the Collateral.

(o)	Pledged Interest. The Pledged Interest by their express terms do not provide that they are securities governed by Article 8 of the UCC and are not held in a securities account or by any financial intermediary. No Pledged Interest is evidenced or represented by a certificate or otherwise certificated.

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5.	Default and Remedies. Any of the following shall constitute an event of default by Grantor:

(a) any Event of Default under the Credit Agreement;

(b) any of Grantor’s material warranties under this Agreement shall prove to be false or misleading in any material respect;

(c) More than 5% of the Collateral is lost, stolen, substantially destroyed, condemned or seized and such lost, stolen, substantially destroyed, condemned or seized Collateral is not replaced with additional Antminers (or other machines of equivalent quality and value reasonably acceptable to the Collateral Agent) within sixty (60) days; or

(d) Grantor shall fail to comply with any covenant set forth in this Agreement and such failure shall continue un-remedied for ten (10) days or if a longer grace period is provided, such longer grace period.

6.	Event of Default. Upon the occurrence and during the continuance of any Event of Default, Secured Party, at its option, shall be entitled to exercise any one or more of the following remedies (all of which are cumulative):

(a) Collateral Agent, at its option, may declare the Obligations or any part thereof immediately due and payable, without demand, notice of intention to accelerate, notice of acceleration, notice of nonpayment, presentment, protest, notice of dishonor, or any other notice whatsoever, all of which are hereby waived by Grantor.

(b) Collateral Agent shall have all of the rights and remedies provided for in this Agreement or the Loan Agreement, the rights and remedies under the Code, and any and all of the rights and remedies at law and equity, all of which shall be deemed cumulative. Without limiting the foregoing, and subject to any notice requirements set forth in this Agreement, Grantor agrees that Collateral Agent shall have the right to (a) require Grantor to use commercially reasonable efforts to assemble the Collateral and make it available to Collateral Agent at a place designated by Collateral Agent; (b) take possession of the Collateral, with or without process of law or judicial hearing; (c) sell, lease or otherwise dispose of the Collateral, by public or private proceedings, for cash or credit, without assumption of credit risk; and/or (d) whether before or after default, collect and receipt for, compound, compromise, and settle, and give releases, discharges and acquittances with respect to, any and all amounts owed by any person or entity with respect to the Collateral. Collateral Agent will use commercially reasonable efforts to send Grantor reasonable written notice of the time and place of any public sale or of the time after which any private sale or other disposition will be made. Any requirement of reasonable notice to Grantor shall be met if such notice is mailed, postage prepaid, to the Grantor at the address of Grantor designated at the beginning of this Agreement, at least ten (10) Business Days before the day of any public sale or at least ten (10) Business Days before the time after which any private sale or other disposition will be made.

(c) Grantor shall be liable for and agree to pay the reasonable and documented out-of-pocket expenses incurred by Collateral Agent in enforcing its rights and remedies, in retaking, holding, testing, repairing, improving, selling, leasing or disposing of the Collateral, or like expenses, including, without limitation, reasonable attorneys’ fees incurred by Collateral Agent. These expenses shall constitute additional Obligations and shall be secured by and entitled to the benefits of this Agreement.

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(d) Proceeds received by Collateral Agent from disposition of the Collateral shall be applied toward the Obligations in such order or manner as determined by the Collateral Agent and after the full and complete payment of the Obligations, any remaining proceeds shall be paid to the Grantor.

(e) The rights and remedies of Collateral Agent are cumulative and the exercise of any one or more of the rights or remedies shall not be deemed an election of rights or remedies or a waiver of any other right or remedy. Collateral Agent may remedy any Event of Default and may waive any Event of Default without waiving the Event of Default so remedied or without waiving any other prior or subsequent Event of Default.

(f) Unless an Event of Default has occurred and is continuing, Grantor, in its sole and unfettered discretion, shall be entitled to sell, trade, distribute to its members, or otherwise dispose of any Mined Digital Currency. Following such permitted sale, trade, distribution or other disposition, such Mined Digital Currency shall be free and clear of any liens and security interest granted to the Collateral Agent hereunder. The Grantor shall use its commercially reasonable efforts to deliver duly executed Wallet Security Agreements with all third party custodians of the Mined Digital Currency not later than forty-five (45) days after the date of this Agreement.

(g) If an Event of Default has occurred and is continuing, all rights and licenses of Grantor granted hereunder will cease and Grantor shall only be entitled to sell, trade, distribute or otherwise dispose of Mined Digital Currency with the written consent of Collateral Agent.

7.	Severability. If any provision hereof is held to be invalid or unenforceable, such determination shall not affect the validity of the remaining provisions hereof.

8.	Binding Effect. The rights and privileges of Collateral Agent under this Agreement shall inure to the benefit of its successors and assigns. All covenants, warranties, and agreements of Grantor in this Agreement are joint and several and shall bind personal representatives, heirs, successors, and assigns.

9.	Merger. The parties intend this statement of their agreement to constitute the complete, exclusive, and fully integrated statement of their agreement. As such, it is the sole repository of their agreement and they are not bound by any other agreements of whatsoever kind or nature. The parties also intend that this complete, exclusive, and fully integrated statement of their agreement may not be supplemented or explained (interpreted) by any evidence of trade usage or course of dealing.

10.	Securities Law Provision. Each Grantor recognizes that Collateral Agent may be limited in its ability to effect a sale to the public of all or part of the Pledged Interest by reason of certain prohibitions in the Securities Act of 1933, as amended, or other federal or state securities laws (collectively, the “Securities Laws”), and may be compelled to resort to one or more sales to a restricted group of purchasers who may be required to agree to acquire the Pledged Interest for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor agrees that sales so made may be at prices and on terms less favorable than if the Pledged Interest were sold to the public, and that Collateral Agent has no obligation to delay the sale of any Pledged Interest for the period of time necessary to register the Pledged Interest for sale to the public under the Securities Laws. Each Grantor shall cooperate with Collateral Agent in its attempt to satisfy any requirements under the Securities Laws (including, without limitation, registration thereunder if requested by Collateral Agent) applicable to the sale of the Pledged Interest by Collateral Agent.

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11.	Choice of Law. Any and all matters of dispute between the parties to this Agreement, whether arising from the Agreement itself or arising from alleged extracontractual matters occurring prior to, during, or subsequent to the formation of the agreement, including, without limitation, fraud, misrepresentation, negligence, or any other alleged tort or violation of the contract, shall be governed by, construed, and enforced in accordance with the laws of State of New York, regardless of the legal theory upon which such matter is asserted. The parties hereby agree that the United Nations Convention on Contracts for the International Sale of Goods will not apply to this contract.

12.	Security Interests Absolute. The provisions of Section 12.7 of the Credit Agreement are incorporated herein with respect to the Grantor, mutatis mutandis, as if a part hereof.

13.	Anti-Assignment. The rights and duties under this contract may neither be assigned nor delegated. The parties hereby agree (a) not to assign their rights or delegate their duties, and (b) the parties further agree to surrender any power to assign their rights or delegate their duties as of the moment of formation of this contract. Any attempt by either party to assign any right or delegate any duty under this contract shall be null and void.

14.	Attorney-in-Fact. Grantor irrevocably appoints Collateral as its attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time in Collateral Agent’s discretion upon the occurrence and during the continuance of an Event of Default, such appointment will be deemed to be coupled with an interest, but at the cost and expense of the Grantor to take any action and to execute any assignment, certificate, financing statement, notification, document or instrument which the Collateral Agent may deem necessary or advisable to (i) evidence the security interest granted herein, (ii) put parties on notice of this Agreement, (iii) receive, endorse and collect all instruments made payable to Grantor representing any payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same and (iv) dispose of the Collateral as provided herein.

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Witness the execution hereof the day and year first above written.

SENTINUM, INC.

By:
Name:
Title:

AGREED AND ACCEPTED:

JGB COLLATERAL LLC

By:
Name:
Title:

ACKNOWLEDGMENT AND CONSENT:

Alliance Cloud Services, LLC agrees for the benefit of the Collateral Agent that the undersigned acknowledges and agrees to the pledge of its equity interests in accordance with the Agreement and will comply with such terms insofar as such terms are applicable to the undersigned as the issuer of Pledged Interest.

ALLIANCE CLOUD SERVICES, LLC

By: ALLIANCE CLOUD MANAGEMENT, LLC, its manager

By: AC MANAGEMENT, INC., its managing member

By:
Name:
Title:

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Exhibit A.

[See Attached]

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SCHEDULE I

PLEDGED INTEREST

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